UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 2, 2016

_______________________________

GARTNER, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 10212

56 Top Gallant Road

Stamford, CT 06902-7700

(Address of Principal Executive Offices, including Zip Code)

(203) 316-1111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2016, the Board of Directors (the “Board”) of Gartner, Inc. (the “Company”) appointed Peter Bisson as a new director of the Company, to serve until his successor is elected and qualified. With Mr. Bisson’s appointment, the Company increased the size of its Board to ten members.

Mr. Bisson, age 58, recently retired from McKinsey & Company where he last served as Director and Global Leader of the High Tech Practice. Mr. Bisson held a number of other leadership positions at McKinsey & Company, including chair of its knowledge committee, which guides the firm’s knowledge investment and communication strategies, member of the firm’s shareholders committee, and leader of the firm’s strategy and telecommunications practices. In more than 30 years at McKinsey & Company, Mr. Bisson advised a variety of multinational public companies in the technology-based products and services industry. His experience includes advising clients on corporate strategy and M&A, design and execution of performance improvement programs, marketing and technology development. Mr. Bisson is also a director of ADP.

In connection with his election as a director, Mr. Bisson will receive an award of restricted stock units valued at $162,740 under the Company’s 2014 Long Term Incentive Plan. This represents a pro rata amount of the Company’s annual director equity award from his date of appointment. The grant date of the award will be August 15, 2016, and the award will vest on May 26, 2017 subject to continued service on that date. Additionally, as a non-employee director, Mr. Bisson will receive compensation in the same manner as the Company’s other non-employee directors, as described in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.

Date: August 8, 2016	By:	/s/ Craig W. Safian
Craig W. Safian Senior Vice President, Chief Financial Officer